Exhibit 99.1

Media Inquiries:	Jennifer Varey	(403) 920 -7859
(800) 608-7859
Unitholder and Analyst Inquiries:	Myles Dougan	(877) 290-2772

NewsRelease

TC PipeLines, LP Announces 2006 First Quarter Results

CALGARY, Alberta – May 2, 2006 – (Nasdaq: TCLP) – TC PipeLines, LP (the Partnership) today reported first quarter 2006 net income of $12.4 million or $0.67 per unit (all amounts in U.S. dollars) compared to $13.4 million or $0.72 per unit for the same period last year. The decrease in net income is primarily due to lower equity income from Northern Border Pipeline.

Cash generated from investments in the first quarter of 2006 was $14.8 million, a decrease of $2.5 million, compared to $17.3 million for the same period last year. The decrease in cash generated from investments was primarily due to lower distributions from Northern Border Pipeline, which is attributable to reduced operations and maintenance expenses in the fourth quarter 2004, and lower revenues and higher maintenance expenditures in the fourth quarter 2005.

“Northern Border Pipeline continues to expect similar revenues in 2006 as compared to 2005,” said Ron Turner, president and chief executive officer of the general partner, TC PipeLines GP, Inc. “Coming into 2006, Northern Border Pipeline faced continued variability in demand for its service. The Partnership’s first quarter 2006 financial results from both of our equity investments remain strong which continues to enable us to deliver stable cash flows to our unitholders.”

On April 18, 2006, the Partnership announced its first quarter cash distribution in the amount of $0.575 per unit, payable on May 15, 2006, to unitholders of record on April 28, 2006.

Financial Highlights

(unaudited)

	Three months ended
	March 31
(millions of dollars except per unit amounts)	2006	2005
Net income	12.4	13.4
Per unit (1)	$0.67	$0.72
Cash generated from operations	12.3	13.2
Return of capital (2)	2.5	4.1
Cash distributions paid	10.7	10.7
Cash distributions declared per unit (3)	$0.575	$0.575
Units outstanding (millions)	17.5	17.5

(1)

Net income per unit is computed by dividing net income, after deduction of the general partner’s allocation, by the number of common units outstanding. The general partner’s allocation is computed based upon the general partner’s two per cent interest plus an amount equal to incentive distributions.

(2)	Current accounting practice requires the classification of cumulative cash distributions in excess of cumulative equity earnings to be reported as a return of capital.
(3)	The Partnership’s 2006 first quarter cash distribution will be paid on May 15, 2006 to unitholders of record as of April 28, 2006.

Net Income

The Partnership reported first quarter 2006 net income of $12.4 million or $0.67 per unit, a decrease of $1.0 million compared to $13.4 million or $0.72 per unit for the same quarter last year.

Equity income from Northern Border Pipeline was $11.2 million in the first quarter of 2006, a decrease of $1.0 million, compared to $12.2 million for the same period last year. The decrease was primarily due to lower firm demand revenues resulting from capacity that was sold for shorter distances as well as capacity sold at a discounted rate.

Equity income from Tuscarora was $2.0 million in the first quarter of 2006, which is the same as the first quarter last year.

The Partnership’s first quarter 2006 general and administrative expenses were $0.6 million, an increase of $0.1 million, compared to $0.5 million for the same period in 2005, primarily due to timing of expenses incurred.  Financial charges were $0.2 million in the first quarter of 2006, a decrease of $0.1 million, compared to $0.3 million for the same period last year due to lower average debt outstanding partially offset by higher average interest rates.

Cash Flow

The Partnership reported cash generated from investments of $14.8 million in the first quarter of 2006, a $2.5 million decrease, compared to $17.3 million for the same quarter last year. In the first quarter of 2006, the Partnership received cash distributions from Northern Border Pipeline of $13.5 million, a decrease of $2.7 million, compared to $16.2 million for the same period in 2005. The decrease was primarily due to reduced operations and maintenance expense in the fourth quarter of 2004, including the reversal of a provision previously recorded related to charges for potential termination costs of Enron’s Cash Balance Plan, adjustments for charges related to Fort Peck amortization which was reclassified to a regulatory asset and adjustments to allowance for doubtful accounts for expected recoveries of claims against Enron. The combined effect of these adjustments to the Partnership’s cash flow was $1.9 million. A decrease in revenues and increase in maintenance capital expenses in the fourth quarter of 2005 also contributed to the reduction in cash distributions from Northern Border Pipeline. Cash distributions received in the quarter are based on the respective financial results of the Partnership’s equity investments for the previous quarter.

Cash distributions from Tuscarora were $2.2 million in the first quarter of 2006, an increase of $0.1 million, compared to $2.1 million for the same period last year.

The Partnership paid an aggregate $10.7 million of cash distributions to unitholders and its general partner in each of the first quarters of 2006 and 2005. This cash distribution, on a per unit basis, represents $0.575 per unit, as well as the general partner interest, including incentive distributions.

In the first quarter of 2006, the Partnership incurred approximately $1.5 million of acquisition costs related to the acquisition of an additional 20 per cent general partnership interest in Northern Border Pipeline which closed on April 6, 2006. Additionally, the Partnership made a capital contribution of $3.1 million representing its then 30 per cent share of a $10.3 million cash call to fund Northern Border Pipeline’s Chicago III Expansion Project.

Recent Development

In late April, 2006 Northern Border Pipeline’s Chicago III Expansion Project went into service as planned, adding 130 MMcf/d of transportation capacity on the eastern portion of its system into the Chicago area.

On April 6, 2006, the Partnership announced it has closed its acquisition of an additional 20 per cent general partnership interest in Northern Border Pipeline. The Partnership now holds a 50 per cent interest in Northern Border Pipeline and anticipates continuing to account for its interest using equity method of accounting. Equity income from Northern Border Pipeline will reflect the Partnership’s 50 per cent ownership effective as of the date of the acquisition on April 6, 2006.

Conference Call

The Partnership will hold a conference call Wednesday, May 3, 2006 at 12 p.m. (Eastern). Ron Turner, president and chief executive officer of the general partner, will discuss the first quarter 2006 financial results and general developments and issues concerning the Partnership. Those interested in listening to the call may dial (866) 898-9626. A replay of the conference call will also be available two hours after the call and until midnight (Eastern), May 10, 2006 by dialing (800) 408-3053, then entering pass code 3183341.

A live webcast of the conference call will also be available through the Partnership’s website at www.tcpipelineslp.com. An audio replay of the call will be maintained on the website.

TC PipeLines, LP is a publicly traded limited partnership. It owns a 50 per cent interest in Northern Border Pipeline Company, a Texas general partnership, and a 49 per cent interest in Tuscarora Gas Transmission Company, a Nevada general partnership. Northern Border Pipeline owns a 1,249-mile United States interstate pipeline system that transports natural gas from the Montana-Saskatchewan border to markets in the midwestern United States. Tuscarora owns a 240-mile United States interstate pipeline system that transports natural gas from Oregon, where it interconnects to TransCanada’s GTN System. TC PipeLines, LP is managed by its general partner, TC PipeLines GP, Inc., an indirect wholly owned subsidiary of TransCanada Corporation. TC PipeLines GP, Inc., also holds common units of the Partnership. Common units of TC PipeLines, LP are quoted on the Nasdaq Stock Market and trade under the symbol “TCLP.”  For more information about TC PipeLines, LP, visit www.tcpipelineslp.com.

Cautionary Statement Regarding Forward-Looking Information

This news release may include forward-looking statements regarding future events and the future financial performance of TC PipeLines, LP. Words such as “believes,” “expects,” “intends,” “forecasts,” “projects,” and similar expressions identify forward-looking statements. All forward-looking statements are based on the Partnership’s current beliefs as well as assumptions made by and information currently available to the Partnership. These statements reflect the Partnership’s current views with respect to future events. The Partnership assumes no obligation to update any such forward-looking statement to reflect events or circumstances occurring after the date hereof. Important factors that could cause actual results to materially differ from the Partnership’s current expectations include regulatory decisions, particularly those of the Federal Energy Regulatory Commission, the Securities and Exchange Commission, the ability of Northern Border Pipeline to recontract its available capacity at maximum rates, operational decisions of Northern Border Pipeline’s operator, the failure of a shipper on either one of the Partnership’s pipelines to perform its contractual obligations, cost of acquisitions, future demand for natural gas, overcapacity in the industry, and other risks inherent in the transportation of natural gas as discussed in the Partnership’s filings with the Securities and Exchange Commission, including the Partnership’s Annual Report on Form 10-K for the year ended December 31, 2005.

TC PipeLines, LP

Financial Highlights

Statement of Income

(unaudited)

	Three months ended March 31
(millions of U.S. dollars except per unit amounts)	2006	2005

Equity income from investment in Northern Border Pipeline (1)	11.2	12.2
Equity income from investment in Tuscarora (2)	2.0	2.0
General and administrative expenses	(0.6)	(0.5)
Financial charges and other	(0.2)	(0.3)
Net income	12.4	13.4

Net income per unit (3)	$0.67	$0.72

Units outstanding (millions)	17.5	17.5

Balance Sheet

(millions of U.S. dollars)	March 31, 2006	December 31, 2005
	(unaudited)	(audited)
ASSETS
Cash	1.8	2.3
Investment in Northern Border Pipeline (1)	276.7	274.5
Investment in Tuscarora (2)	38.7	38.9
	317.2	315.7
LIABILITIES AND PARTNERS’ EQUITY
Accrued liabilities	0.5	0.6
Current portion of long-term debt	13.5	13.5
Partners’ equity	303.2	301.6
	317.2	315.7

Cash Flow Information

(unaudited)

	Three months ended
	March 31
(millions of U.S. dollars)	2006	2005

Distributions received from equity investments
Northern Border Pipeline Company	11.2	12.2
Tuscarora Gas Transmission Company	2.0	2.0
Changes in working capital and other	(0.9)	(1.0)
Cash Generated From Operations	12.3	13.2
Return of capital from Northern Border Pipeline Company	2.3	4.0
Return of capital from Tuscarora Gas Transmission Company	0.2	0.1
Cash Generated From Investments [*]	14.8	17.3
Investment in Northern Border Pipeline Company	(4.6)	—
Distributions paid	(10.7)	(10.7)
Long-term debt issued/(repaid)	—	(6.5)
(Decrease)/increase in cash	(0.5)	0.1

[*]

Reconciliation of non-GAAP financial measure: Cash generated from investments is a non-GAAP financial measure which includes cash generated from operations and return of capital. It is provided as a supplement to results reported in accordance with GAAP. Management believes that this is an important measure to assist the Partnership’s investors in evaluating the Partnership’s business performance.

(1) Northern Border Pipeline Company

For the three months ended March 31, 2006 and 2005, TC PipeLines, LP held a 30 per cent general partner interest in Northern Border Pipeline Company. Summarized operating and financial information of Northern Border Pipeline for the three months ended March 31, 2006 and 2005 and as at March 31, 2006 and 2005 is as follows:

	Three months ended
	March 31
(unaudited)	2006	2005
Operating Results
Gas delivered (million cubic feet)	210,711	215,991
Average throughput (million cubic feet per day)	2,403	2,480

Financial Results (millions of U.S. dollars)
Operating revenue	79.8	82.8
Operating expenses
Operations and maintenance	9.4	9.6
Depreciation and amortization	14.6	14.4
Taxes other than income	8.1	7.8
Total operating expenses	32.1	31.8
Operating income	47.7	51.0
Interest expense, net	(10.7)	(10.6)
Other income	0.4	0.2
Net income	37.4	40.6

Capital Expenditures (millions of U.S. dollars)
Maintenance	3.3	4.4
Growth	6.6	0.3

	March 31,	December 31,
Summary Balance Sheet Data (millions of U.S. dollars)	2006	2005
	(unaudited)
Total assets	1,583.5	1,604.7

Other current liabilities and reserves and deferred credits	57.8	60.8
Long-term debt (including current maturities)	608.4	628.9
Partners’ capital	915.4	912.7
Accumulated other comprehensive income	1.9	2.3
Total liabilities and partners’ equity	1,583.5	1,604.7

(2) Tuscarora Gas Transmission Company

TC PipeLines, LP holds a 49 per cent general partner interest in Tuscarora Gas Transmission Company. Summarized operating and financial information of Tuscarora for the three months ended March 31, 2006 and 2005 and as at March 31, 2006 and 2005 is as follows:

	Three months ended
	March 31
(unaudited)	2006	2005
Operating Results
Gas delivered (million cubic feet)	9,648	9,230
Average throughput (million cubic feet per day)	106	101

Financial Results (millions of U.S. dollars)
Operating revenue	8.3	8.3
Operating expenses
Operations and maintenance	0.8	0.8
Depreciation and amortization	1.6	1.5
Taxes other than income	0.3	0.3
Total operating expenses	2.7	2.6
Operating income	5.6	5.7
Interest expense, net	(1.4)	(1.5)
Other income	—	—
Net income	4.2	4.2

Capital Expenditures (millions of U.S. dollars)
Maintenance	0.1	0.1
Growth	—	0.1

	March 31,	December 31,
Summary Balance Sheet Data (millions of U.S. dollars)	2006	2005
	(unaudited)
Total assets	141.0	139.8

Other current liabilities and reserves and deferred credits	3.4	2.0
Long-term debt (including current maturities)	75.9	75.9
Partners’ capital	61.6	61.8
Accumulated other comprehensive income	0.1	0.1
Total liabilities and partners’ equity	141.0	139.8

(3) Net income per unit is computed by dividing net income, after deduction of the general partner’s allocation, by the number of common and subordinated units outstanding. The general partner’s allocation is computed based upon the general partner’s two per cent interest plus an amount equal to incentive distributions.